Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-163968) of Energy XXI Gulf Coast, Inc. of our report dated September 17, 2009 with respect to the consolidated financial statements of Energy XXI Gulf Coast, Inc. as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009, which appear in Energy XXI (Bermuda) Limited’s current report on Form 8-K filed on September 23, 2009.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
March 12, 2010